1400 UnionMeeting Road
                                                          Blue Bell, PA 19422
                                                          Phone:  215-619-2700

Stockholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253 Ext. 23



                              For immediate release


          C&D TECHNOLOGIES REPORTS FISCAL 2006 THIRD QUARTER FINANCIAL
                  RESULTS AND ANNOUNCES THIRD QUARTER DIVIDEND

BLUE BELL, Pa.--December 12, 2005--C&D Technologies, Inc. (NYSE: CHP), a leading global producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced financial results for the third quarter ended October 31, 2005. For the three-month period, the company's net loss was $60.0 million, or a loss of $2.36 per diluted share, on revenues of $127.0 million. Net cash provided by operating activities during the quarter was $4.1 million, and the company completed the quarter with $26.4 million of cash and $130.4 million of long-term debt.

The company also announced that its Board of Directors declared, at its recent meeting, its regular third quarter cash dividend of 1.375 cents per share, payable on January 5, 2006, to stockholders of record as of the close of business on December 21, 2005.

On a GAAP basis, the company reported an operating loss of $37.8 million. This included the following pretax special charges:

     * A non-cash charge for the Power Electronics Division totaling $35.9 million for the impairment of Goodwill ($13.7 million), Identifiable Intangible Assets ($20.0 million), and Long Lived Assets ($2.2 million);

     * An inventory write-down in the Power Electronics Division of approximately $2.4 million in connection with our customers' accelerated implementation of the European Union's Restriction on the Use of Hazardous Substances (RoHS) and comparable laws in the US;

     *    Assimilation   charges  of  approximately   $800,000  related  to  the
          integration  of  acquisitions  in  the  Power   Electronics   Division
          completed in fiscal year 2005; and

     * Severance and related charges totaling approximately $800,000 in conjunction with the realignment of the company's management team.

Excluding the above special charges, the company would have reported operating income of $2.1 million for the quarter. During the quarter, the company also recorded the write-off of approximately $14.7 million in tax assets due to the negative evidence related to the realizability of these assets.

For the nine-month period, the company's net loss was $60.6 million, or a loss of $2.39 per diluted share, on revenues of $372.9 million. On a GAAP basis, the company reported an operating loss of $36.2 million. This included the previously listed special charges as well as an additional $2.4 million of severance and related charges. Excluding these special charges, the company would have reported operating income of $6.1 million.

Dr. Jeffrey A. Graves, President and Chief Executive Officer, commented, "This quarter, as a result of the charges and actions taken, we believe we have put the issues of the past year behind us. As a result, we exit the quarter with a balance sheet that has been largely transformed from a financial standpoint and a clean start on the fourth quarter and the upcoming new year."

Dr. Graves continued, "The non-cash impairment charges recorded this quarter reflect the realities of some of the acquisitions made by C&D in fiscal year 2005. Those acquisitions provided great technology and design capabilities and access to some of the best customers in the world, as well as enhanced sales and distribution channels. However, financially they have not yet delivered the results we expected. At the same time, the convertible senior notes we issued in November, in combination with the new credit facilities put in place in early December, provide the company with increased financial flexibility going forward."

"We have much work yet to do, but I am pleased that each of our operating divisions has now laid the foundation for operational improvements on a quarter-by-quarter basis moving forward."

The Motive Power Division posted an operating loss of $1.8 million on revenues of $13.8 million for the quarter. In the comparable prior year period, Motive Power posted an operating loss of $5.3 million on revenues of $14.9 million. The prior year loss included impairment and environmental charges totaling $4.6 million. On a sequential basis, Motive Power's revenues were up 8.8%. Dr. Graves commented, "Motive Power took a significant step in the right direction this quarter, with strong top line growth. The realignment of our Motive Power sales team under new management has driven a positive response from customers, and our renewed focus on superior quality through implementation of Six Sigma initiative is beginning to generate solid progress. Going forward, a price increase instituted in late November should result in more discipline in our pricing structure in the face of a challenging raw material environment."

The Standby Power Division posted operating income of $4.8 million on $69.9 million in revenues during the quarter, compared to an operating loss of $5.3 million on sales of $62.2 million in the prior year's comparable quarter. The prior year's loss included impairment and environmental charges totaling $8.9 million. On a sequential basis, revenues are up 4.7% and operating income is up 29%.

"The Standby Power Division continues to benefit from outstanding market acceptance of our msEndur(TM) product," said Dr. Graves. "Following its launch in fiscal year 2005 and completion of key qualifications this year, our msEndur(TM) product has seen steady improvement in sales with our key wireless telecom customers. In the third quarter, msEndur(TM) sales were approximately $8.7 million, up 47% from the second quarter. We were also very proud of the results of C&D's offer to assist in the rebuilding of infrastructure in hurricane-impacted regions, which contributed to our flooded battery sales at levels not experienced since fiscal year 2001. From an operations standpoint, Standby Power continues to benefit from many of the same improvements we are driving in Motive Power: transition to lower cost manufacturing environments, improved pricing discipline, and implementation of quality improvement initiatives."

Operating losses for the Power Electronics Division were $40.8 million for the quarter. This loss would have been $1.4 million excluding the above listed special charges of impairments, inventory write-downs, assimilation charges and the division's portion ($259,000) of the severance and related charges. Revenues were $43.3 million, up 21.7% compared to the prior year's comparable quarter, which included only one month of the CPS acquisition. Dr. Graves continued, "Addressing the various issues facing the Power Electronics Division following the acquisitions of fiscal year 2005 has been a challenging task over the last few months, but we have made significant progress with this quarter's integration efforts and write-offs. We still have much operational improvement work ahead to ensure we have the right contract manufacturing partners and supply chain in place to fulfill our customers' expectations. We've taken short-term action by placing additional C&D personnel onsite with our current manufacturing partners, and we are evaluating their performance on a quarter-by-quarter basis. With the significant qualification requirements and performance expectations that customers of power conversion products have, our estimate is that it will be a nine-month process to complete the establishment of a truly robust manufacturing supply chain. During this period, however, we do expect to make steady sequential improvements in operating profitability quarter by quarter."

In commenting on the outlook for the balance of the year, Dr. Graves stated, "Based on our backlog and the tone of business from our customers, I am optimistic that the fourth quarter will represent another step forward in our operational execution and resulting financial performance for the company. We continue to enforce our lead hedging policy while seeking price increases for all our battery products as the purchase price of lead continues to rise from the previous quarter. With the foundation in place, C&D is headed in the right direction, and we are optimistic that we can restore financial momentum and shareholder credibility in the near term."

C&D Technologies will hold a conference call on Wednesday, December 14, 2005, at 9:00 AM Eastern Standard Time to discuss these results. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A telephone replay of the conference call will begin immediately following the call and will be available through Wednesday, December 28, 2005, at midnight Eastern Standard Time. Please call 800-642-1687 (706-645-9291 for international callers) and enter PIN number 3363899 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at http://www.cdtechno.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until Wednesday, December 28, 2005.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2005, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)
                                   (UNAUDITED)


                                                                            Three months ended        Nine months ended
                                                                               October 31,               October 31,
                                                                            2005         2004         2005         2004
---------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                  $126,966     $112,732     $372,863     $292,164
---------------------------------------------------------------------------------------------------------------------------
COST OF SALES                                                               109,167      103,824      309,876      247,194
---------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                 17,799        8,908       62,987       44,970

OPERATING EXPENSES:
   Selling, general and administrative expenses                              15,582       12,844       46,606       32,545
   Research and development expenses                                          6,329        5,463       18,853       11,319
   Identifiable intangible asset impairment                                  20,045            -       20,045            -
   Goodwill impairment                                                       13,674            -       13,674            -
---------------------------------------------------------------------------------------------------------------------------
OPERATING (LOSS) INCOME                                                     (37,831)      (9,399)     (36,191)       1,106
---------------------------------------------------------------------------------------------------------------------------
Interest expense, net                                                         2,568        1,894        6,881        2,988
Other (income) expense, net                                                     (23)         202           33        1,261
---------------------------------------------------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST                              (40,376)     (11,495)     (43,105)      (3,143)
---------------------------------------------------------------------------------------------------------------------------
Provision (benefit) for income taxes                                         19,613       (4,126)      17,706         (887)
---------------------------------------------------------------------------------------------------------------------------
LOSS BEFORE MINORITY INTEREST                                               (59,989)      (7,369)     (60,811)      (2,256)
---------------------------------------------------------------------------------------------------------------------------
Minority interest                                                                (6)         (16)        (169)        (113)
---------------------------------------------------------------------------------------------------------------------------
   NET LOSS                                                                $(59,983)    $ (7,353)    $(60,642)    $ (2,143)
---------------------------------------------------------------------------------------------------------------------------
Net loss per common share - basic                                          $  (2.36)    $  (0.29)    $  (2.39)    $  (0.08)
---------------------------------------------------------------------------------------------------------------------------
Net loss per common share - diluted                                        $  (2.36)    $  (0.29)    $  (2.39)    $   (.08)
---------------------------------------------------------------------------------------------------------------------------
Dividends per share                                                        $0.01375     $      -     $0.04125     $0.04125
---------------------------------------------------------------------------------------------------------------------------


                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except par value)
                                   (UNAUDITED)

                                                                             October 31,   January 31,
                                                                                2005         2005*
------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                   $ 26,391     $ 26,855
   Accounts receivable, less allowance for doubtful accounts
     of $2,527 and $2,018                                                        77,479       73,621
   Inventories                                                                   81,843       77,272
   Deferred income taxes                                                              -       14,481
   Prepaid taxes                                                                    162        1,644
   Other current assets                                                           3,365        2,008
------------------------------------------------------------------------------------------------------
     Total current assets                                                       189,240      195,881

Property, plant and equipment, net                                               93,378      104,130
Deferred income taxes                                                                 -          287
Intangible and other assets, net                                                 59,490       83,863
Goodwill                                                                         81,256       97,247
------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                              $423,364     $481,408
------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt                                                             $  1,078     $  1,874
   Accounts payable                                                              44,438       34,808
   Book overdrafts                                                                  963        8,674
   Accrued liabilities                                                           28,263       24,254
   Other current liabilities                                                     12,877       10,374
------------------------------------------------------------------------------------------------------
     Total current liabilities                                                   87,619       79,984

Deferred income taxes                                                             9,183       12,216
Long-term debt                                                                  130,412      135,004
Other liabilities                                                                38,325       36,705
------------------------------------------------------------------------------------------------------
     Total liabilities                                                           65,539      263,909
------------------------------------------------------------------------------------------------------


                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (continued)
                    (Dollars in thousands, except par value)
                                   (UNAUDITED)

                                                                             October 31,   January 31,
                                                                                2005         2005*
------------------------------------------------------------------------------------------------------
Commitments and contingencies

Minority interest                                                                 8,354        8,171

Stockholders' equity:
   Common stock, $.01 par value, 75,000,000 shares
     authorized; 28,788,128 and 28,714,973 shares issued, respectively              288          287
   Additional paid-in capital                                                    72,347       71,956
   Treasury stock, at cost 3,381,235 and 3,368,676 shares, respectively         (47,125)     (47,151)
   Accumulated other comprehensive income                                         6,691        5,275
   Retained earnings                                                            117,270      178,961
------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                 149,471      209,328
------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $423,364     $481,408
------------------------------------------------------------------------------------------------------

* Reclassified for comparative purposes.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (UNAUDITED)

                                                                                   Nine months ended
                                                                                      October 31,
                                                                                  2005          2004*
------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                                                    $(60,642)    $ (2,143)
   Adjustments to reconcile net loss to net cash provided by
     operating activities:
   Minority interest                                                               (169)        (113)
   Depreciation and amortization                                                 17,520       17,730
   Impairment of fixed assets                                                     2,160        9,602
   Impairment of goodwill                                                        13,674            -
   Impairment of identifiable intangible assets                                  20,045            -
   Deferred income taxes                                                         11,764       (3,497)
   Write-off of acquired in-process research and development                          -          440
   Loss (gain) on disposal of assets                                                208          (66)
   Annual retainer to Board of Directors                                            199          156
   Changes in assets and liabilities:
     Accounts receivable                                                         (4,209)      (1,918)
     Inventories                                                                 (4,884)      (5,655)
     Other current assets                                                        (1,405)        (205)
     Accounts payable                                                            10,075        7,763
     Accrued liabilities                                                          4,657        4,383
     Income taxes payable                                                         1,556       (1,511)
     Other current liabilities                                                    2,555        1,074
     Other liabilities                                                            1,246        1,314
     Other long-term assets                                                         467          814
     Other, net                                                                   2,963        1,672
------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                 17,780       29,840
------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Acquisition of business, net                                                       -     (128,301)
   Acquisition of property, plant and equipment                                  (5,101)      (8,734)
   Proceeds from disposal of property, plant and equipment                           74       15,703
------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                     (5,027)    (121,332)
------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Repayment of debt                                                             (4,225)        (438)
   Proceeds from new borrowings                                                       -      106,190
   (Decrease) increase in book overdrafts                                        (7,711)       1,809
   Financing cost of long-term debt                                                (955)        (753)
   Proceeds from issuance of common stock, net                                      307          913
   Purchase of treasury stock                                                      (158)      (2,983)
   Payment of common stock dividends                                               (699)      (1,047)
   Payment of minority interest dividends                                             -          (10)
------------------------------------------------------------------------------------------------------
       Net cash (used in) provided by financing activities                      (13,441)     103,681
------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                        224           72
------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                   (464)      12,261
Cash and cash equivalents, beginning of period                                   26,855       12,306
------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                       $ 26,391     $ 24,567
------------------------------------------------------------------------------------------------------

* Reclassified for comparative purposes.